One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter &

Year End 2009 Results

OLD BRIDGE, NEW JERSEY, March 25, 20010 – Blonder Tongue Laboratories, Inc. (NYSE Amex:  “BDR”)

-	Q4 2009 Sales: $7,001,000

-	Q4 2009 Earnings from continuing operations before income taxes: $43,000

-	2009 Sales: $29,034,000

-	2009 Earnings from continuing operations before income taxes: $42,000

Blonder Tongue (NYSE Amex: “BDR”) today announced its sales and results for the fourth quarter and year ended December 31, 2009.  Net earnings for the year ended December 31, 2009 were $75,000 or $0.01 per share, compared to a net loss of $(411,000) or $(0.07) per share for the comparable period of 2008.  For the year ended December 31, 2009, net sales were $29,034,000, compared to $35,320,000 in the comparable period of 2008.  Net sales for the fourth quarter 2009 were $7,001,000, compared to $10,165,000 for the fourth quarter 2008.

Commenting on the fourth quarter and the year end 2009, Chairman and Chief Executive Officer James A. Luksch noted, “The decrease in quarterly and annual sales is attributed to the continuing recessionary environment and overall economic conditions.  Despite the drop in sales compared to last year, we earned a small profit for the year through the strength of our first quarter of 2009, our continued gross margin improvements and a reduction in operating expenses.  Our gross margin was 38.8% for 2009, compared to 32.9% in 2008.  We were pleased with the 2.3% sequential growth in our fourth quarter 2009 sales after the 9.4% sequential growth in our Q3 2009 sales as compared to Q2 2009.”

Sales of analog video headend products were $11,737,000 and $13,827,000 and digital transition headend products were $692,000 and $4,313,000 in 2009 and 2008, respectively.  Digital video headend product sales were $6,969,000 and $6,627,000 in 2009 and 2008, respectively.  The category for digital transition headend products includes those products required for the FCC mandated digital conversion of broadcast channels.  Digital video headend products include the Company’s latest product offerings, including high definition encoders and the newly released EdgeQAM.

“We continue to believe the Company is healthy despite the tough economic environment.”  Luksch continued, “We have had to make difficult cuts to bring our operating expenses in line with current sales levels.  In February 2010, we implemented head count reductions and reductions in consulting fees to further reduce our operating expenses.  We anticipate that these reductions should result in annualized savings of approximately $1,137,000.  While the cost reductions that we have implemented were significant, we have not compromised our research and development capacity and remain on track with the development of new products in response to current market trends.  We shipped our first encoder in December 2008 and followed that with the release of two new encoders and the EdgeQAM in 2009.  Early this year we will release four more encoders and another version of the EdgeQAM by the end of the year.  As 2010 unfolds, we are hopeful that capital spending in our core markets will resume.”  Mr. Luksch added.

Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business, serving cable, broadcast, satellite, IPTV, institutional and professional video markets.  With nearly 60 years of experience, the Company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks.  Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2009 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts:

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

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Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                                                                             (unaudited)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$7,001	$10,165	$29,034	$35,320
Gross profit	2,579	3,407	11,276	11,607
Earnings from operations	85	591	204	306
Earnings (loss) from continuing operations	(32)	544	(33)	(86)
Earnings (loss) from discontinued operations	31	3	108	(325)
Net earnings (loss)	$(1)	$547	$75	$(411)
Basic and diluted earnings (loss) per share from continuing operations	$(0.01)	$0.09	$(0.01)	$(0.01)
Basic and diluted gain (loss) per share from discontinued operations	$0.01	$-	$0.02	$(0.06)
Basic and diluted net earnings (loss) per share	$-	$0.09	$0.01	$(0.07)
Basic and diluted weighted average shares outstanding:	6,191	6,220	6,191	6,220

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2009	December 31, 2008

Current assets	$13,195	$16,040
Property, plant, and equipment, net	4,000	4,176
Total assets	25,172	27,042
Current liabilities	1,952	3,827
Long-term liabilities	3,065	3,779
Stockholders’ equity	20,155	19,436

Total liabilities and stockholders’ equity	$25,172	$27,042